Exhibit 99.1

Press Release

July 23, 2009

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr.	Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces Results for 2nd Quarter 2009.

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI—News) today reported total assets of $549.0 million at June 30, 2009, an increase of $34.6 million, or 7%, when compared to the $514.4 million reported at June 30, 2008. Total loans, net of mortgage loans held-for-sale, were $442.2 million at June 30, 2009, an increase of $35.3 million, or 9%, from levels a year ago. Deposit totals at the end of the second quarter were $475.7 million, an increase of $37.1 million, or 9%, when compared to 2008 second quarter balances.

MidCarolina reported operating results for the six month period and the second quarter ended June 30, 2009. For the six month period ended June 30, 2009, net income available to common shareholders was $950,000 compared to net income available to common shareholders of $1.8 million reported for the 2008 period. Diluted earnings per common share were $0.19 for the first six months of 2009, compared to $0.36 for the six months ended June 30, 2008.

MidCarolina reported net income available to common shareholders of $609,000 for the quarter ended June 30, 2009, compared to $962,000 reported for the second quarter of 2008. Diluted earnings per common share were $0.12 and $0.19 for the quarters ended June 30, 2009, and 2008 respectively.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “The second quarter of 2009 was a continuation of the past several quarters as the global and local economies continue to struggle with a world wide recession and financial market turmoil. We are pleased with our continued profitability, margin improvement and ongoing efficiency trends as our second quarter earnings reflect an increase of 79% or $268,000 over our first quarter earnings for 2009. In response to continued lagging performance results caused by the recession, during the second quarter we increased our provision for loan losses. Our provision for loan losses for the second quarter 2009 was $575,000 above the level of the provision for the second quarter of 2008. We are proud of the on-going growth we have been able to achieve in our existing markets. Our client base continues to increase as commercial and retail businesses choose MidCarolina as their financial partner.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham, Greensboro and Mebane, North Carolina. MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, also provides the Bank’s markets with access to personalized full brokerage services through a separate registered broker dealer for stocks, bonds and mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC, is an equal housing lender and an equal opportunity employer.

Disclaimer Regarding “Forward Looking Statements”

Statements in this Report and its exhibits relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov or through our Internet website at www.midcarolinabank.com. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to pressures on financial institutions resulting from current and future conditions in the credit and capital markets the financial success or changing strategies of our customers, actions of government regulators, the level of market interest rates, and changes in general economic conditions and real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral). Although we believe that the expectations reflected in the forward-looking statements are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended June 30,
	2009 (Unaudited)	2008 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$6,944	$7,291	-4.8%
Interest expense	2,691	3,815	-29.5%

Net interest income	4,253	3,476	22.4%
Provision for loan losses	800	225	255.6%

Net interest income after provision for loan losses	3,453	3,251	6.2%

Noninterest income	560	756	-25.9%
Noninterest expense	3,115	2,438	27.8%

Income before income tax expense	898	1,569	-42.8%
Provision for income taxes	185	503	-63.2%

Net income	713	1,066	-33.1%
Dividends on preferred stock	(104)	(104)	—

Net income available to common shareholders	$609	$962	-36.7%

PER SHARE DATA
Earnings per common share, basic	$0.12	$0.20
Earnings per common share, diluted	0.12	0.19

	For the Six Months Ended June 30,
	2009 (Unaudited)	2008 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$13,780	$14,876	-7.4%
Interest expense	5,692	8,133	-30.0%

Net interest income	8,088	6,743	20.0%
Provision for loan losses	1,935	450	330.0%

Net interest income after provision for loan losses	6,153	6,293	-2.2%

Noninterest income	1,322	1,487	-11.1%
Noninterest expense	5,930	4,826	22.9%

Income before income tax expense	1,545	2,954	-47.7%
Provision for income taxes	387	972	-60.2%

Net income	1,158	1,982	-41.6%
Dividends on preferred stock	(208)	(208)	—

Net income available to common shareholders	$950	$1,774	-46.4%

PER SHARE DATA
Earnings per common share, basic	$0.19	$0.36
Earnings per common share, diluted	0.19	0.36

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets - Annualized	0.52%	0.89%
Return on average common equity - Annualized	7.55%	12.72%
Net yield on earning assets (taxable equivalent)	3.26%	2.89%
Equity to assets ratio, end of period	7.03%	6.81%
Allowance for loan losses as a percentage of total loans, end of period	1.47%	1.19%
Non-performing assets to total assets, end of period	1.27%	0.38%
Ratio of net charge-offs to average loans outstanding	0.24%	0.02%

	As of June 30,
	2009 (Unaudited)	2008 (Unaudited)	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$442,202	$406,864	8.7%
Allowance for loan losses	6,482	4,824	34.4%
Loans, net of allowance for loan losses	435,720	402,040	8.4%
Securities, available for sale	69,969	71,513	-2.2%
Total Assets	549,012	514,407	6.7%

Deposits:
Noninterest-bearing deposits	44,323	40,380	9.8%
Interest-bearing demand and savings	116,885	79,197	47.6%
CD’s and other time deposits	314,537	319,095	-1.4%

Total deposits	475,745	438,672	8.5%

Borrowed Funds	33,764	38,764	-12.9%
Total interest-bearing liabilities	465,186	437,056	6.4%
Shareholders’ Equity	38,583	35,063	10.0%